Prudential Investments, LLC
Gateway Center Three, 4th floor
100 Mulberry Street
Newark, New Jersey 07102

June 19, 2015

The Board of Directors
The Target Portfolio Trust
Small Capitalization Value Fund
Gateway Center Three, 4th floor
100 Mulberry Street
Newark, New Jersey 07102

Re:	Cap on Fund Expenses: Small Capitalization Value Portfolio (to be renamed Prudential Small Cap Value Fund, effective June 24, 2015)

To the Board of Directors:

Effective June 19, 2015, Prudential Investments LLC (PI), as investment manager of Small Capitalization Value Portfolio, has contractually agreed to waive fees payable by The Target Portfolio Trust to PI by up to 1 basis point to the extent that the Fund’s net annual operating expenses and acquired fund fees and expenses (exclusive of taxes, interest, 12b-1 fees, and certain other expenses) exceed 0.68% of the Fund’s average daily net assets on an annualized basis through November 30, 2016.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President